Exhibit 1.1

EXECUTION COPY

THE TORONTO-DOMINION BANK

US$1,500,000,000

3.625% Non-Viability Contingent Capital Subordinated Notes due 2031

Underwriting Agreement

September 8, 2016

TD Securities (USA) LLC

31 West 52nd Street

New York, New York 10019

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

As Representatives of the several

Underwriters named in Schedule I hereto

Ladies and Gentlemen:

The Toronto-Dominion Bank, a Canadian chartered bank (the “Bank”), proposes to issue and sell to the several underwriters listed in Schedule I hereto (the “Underwriters”), for whom TD Securities (USA) LLC (“TD Securities”), Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives (together, the “Representatives”), US$1,500,000,000 aggregate principal amount of the Bank’s 3.625% Non-Viability Contingent Capital Subordinated Notes due 2031 (the “Notes”), which automatically and immediately convert into common shares of the Bank (the “Common Shares”) upon the occurrence of a Trigger Event (as defined in the terms of the Notes).

The Bank acknowledges and agrees that TD Securities may use the Prospectus (as defined below) in connection with offers and sales of the Notes in market-making transactions as contemplated in the Basic Prospectus (as defined below) under the caption “Plan of Distribution (Conflicts of Interest)” and in the Prospectus (as defined below) under the caption “Underwriting (Conflicts of Interest)” (“Secondary Market Transactions”). The Bank further acknowledges and agrees that TD Securities is under no obligation to effect any Secondary Market Transactions, and, if it does so, it may discontinue effecting such transactions at any time without providing any notice to the Bank.

The Notes will be issued under an indenture dated as of September 15, 2016 (the “Base Indenture”) among the Bank, Computershare Trust Company, National Association (the “U.S. Trustee”) and Computershare Trust Company of Canada (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”), as supplemented by the First Supplemental Indenture dated as of the Closing Date (as defined below) (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Bank and the Trustees.

1. Representations and Warranties of the Bank. The Bank represents and warrants to, and agrees with, each Underwriter the following:

(a) the Bank meets the requirements for use of Form F-3 (“Form F-3”) under the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Act”), and has filed a registration statement including a prospectus on Form F-3 (File No. 333-211718) in respect of securities (the “Securities”), including the Notes, with the Commission; the various parts of such registration statement, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective, are hereinafter called the “Registration Statement;” such Registration Statement (including any pre-effective amendment thereto) and any post-effective amendment thereto, each in the form heretofore delivered to the Underwriters, has been declared effective by the Commission in such form; no other document with respect to such Registration Statement or document incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission, except for any documents filed with the Commission subsequent to the date of such effectiveness and available on the Commission’s website; and no stop order suspending the effectiveness of such Registration Statement or any post-effective amendment thereto has been issued, and no proceeding for that purpose or pursuant to Section 8A of the Act against the Bank or related to the offering of the Securities has been initiated or, to the knowledge of the Bank, threatened by the Commission.

The base prospectus covering the Securities dated June 30, 2016 included in such Registration Statement, in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Bank to meet requests of purchasers pursuant to Rule 173 under the Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement dated September 8, 2016 (the “Prospectus Supplement”) specifically relating to the Notes, in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Bank to meet requests of purchasers pursuant to Rule 173 under the Act), is hereinafter referred to as the “Prospectus;” the term “Preliminary Prospectus” means any preliminary form of the Prospectus; unless otherwise specified, any reference herein to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 under the Securities Act, as of the date of such Preliminary Prospectus or the Prospectus, as the case may be; unless otherwise specified, any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after the date of such Preliminary Prospectus or Prospectus, as the case may be, under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), and are incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and, unless otherwise specified, any reference to the Prospectus as amended or supplemented shall be deemed to refer to the Prospectus as amended or supplemented in relation to the Notes in the form in which it is filed with the Commission in accordance with Section 5(a) hereof, including any documents incorporated by reference therein as of the date of such filing;

(b) at or prior to 5:20 P.M. on September 8, 2016 (the “Time of Sale”), the Bank will have prepared the following information (collectively with the information referred to in the next succeeding sentence, the “Time of Sale Information”): the Preliminary Prospectus and each free-writing prospectus (as defined pursuant to Rule 405 under the Act) relating to the Notes listed in Schedule II hereto; in addition, you have informed us that the Underwriters may orally provide the pricing information set out on Schedule II hereto to prospective purchasers prior to confirming sales. If, subsequent to the date of this Agreement, the Bank and the Underwriters have determined that the Time of Sale Information included an untrue statement of any fact that would be material to a holder of the Notes (a “Material Fact”) or omitted a statement of a Material Fact necessary to make the information therein, in the light of the circumstances under which it was made, not misleading and have agreed to provide an opportunity to purchasers of the Notes to terminate their old purchase contracts and enter into new purchase contracts, then “Time of Sale Information” will refer to the information available to purchasers at the time of entry into the first such new purchase contract;

(c) the documents incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, as amended or supplemented, when they were filed with the Commission, complied in all material respects with the requirements of the Act and the Exchange Act, as applicable, and none of such documents, as of their respective issue dates, contained an untrue statement of a Material Fact or omitted to state a Material Fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Time of Sale Information or the Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will comply in all material respects with the Act and the Exchange Act, as applicable, and will not contain an untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information delivered in writing to the Bank by or on behalf of any Underwriter expressly for use in the Registration Statement, the Time of Sale Information

or the Prospectus as amended or supplemented relating to a particular issuance of Notes, it being understood and agreed that the only such information delivered to the Bank by or on behalf of any Underwriter consists of the information listed in Section 9(b) hereof (the “Underwriter Information”); and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement;

(d) the Registration Statement, the Time of Sale Information and the Prospectus comply and, as amended or supplemented, if applicable, will comply as of the time of such amendment or supplement in all material respects with the Act and, if applicable, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and as to the Registration Statement and any amendment thereto, do not and will not, as of the applicable effective date of the Registration Statement and such amendment, contain an untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary in order to make the statements therein not misleading and, as to the Prospectus and any amendment or supplement thereto, do not and will not, as of their dates and applicable filing dates, contain any untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to (i) any statements or omissions made in reliance upon and in conformity with the Underwriter Information or (ii) that part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act (Form T-1) of the Trustee;

(e) the Time of Sale Information, at the Time of Sale did not, and at the Time of Delivery (as defined herein), will not, contain any untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information;

(f) other than the Preliminary Prospectus and the Prospectus, each as amended and supplemented, the Bank (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Bank or its agents and representatives, other than a communication referred to in clause (i) below, an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10) of the Act or Rule 134 under the Act or (ii) the documents listed on Schedule II hereto and other written communications (including any broadly available road show) approved in writing in advance by the Underwriters. The term, “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Act that has been made available without restriction to any person. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus, as amended and supplemented, most recently filed prior to first use of such Issuer Free Writing Prospectus, did not, and at the Time of Delivery will not, contain any untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter delivered in writing to the Bank by or on behalf of the Underwriters expressly for use in any Issuer Free Writing Prospectus;

(g) the Bank (A) is duly incorporated and validly existing under the laws of Canada, with full power and authority to conduct its business as described in the Time of Sale Information and the Prospectus, and is lawfully qualified in all material respects to do business in those jurisdictions in which business is conducted by it, except as would not, individually or in the aggregate, have a Material Adverse Effect; (B) has the requisite corporate power and authority to execute and deliver this Agreement; (C) has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and the Prospectus, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (D) has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Bank enforceable in accordance with its terms, except as rights to indemnity or contribution may be limited by applicable law and subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles; for purposes of this Agreement, the term “Material Adverse Effect” shall mean any material adverse effect on the condition, financial position, business or results of operations of the Bank and its subsidiaries, taken as a whole;

(h) the Bank is not required to register as an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is required to be registered under Section 8 of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, “Investment Company Act”);

(i) any auditors who audited the financial statements incorporated by reference into the Registration Statement (any such auditor, an “Auditor”) were independent registered chartered accountants for the period covered by such financial statements as required by the Act, the Exchange Act and the Bank Act (Canada);

(j) the Bank’s consolidated financial statements incorporated by reference in the Registration Statement or included, in whole or in part, in the Prospectus (and any amendments or supplements thereto), the Time of Sale Information and the Prospectus, together with related schedules and notes, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Bank Act (Canada), as applicable, and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Bank and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related notes have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, including the accounting requirements of the Office of the Superintendent of Financial Institutions Canada (collectively, “IFRS”), consistently applied throughout the periods involved, except as may be disclosed therein; the supporting schedules, if any, included in the Registration Statement, the Time of Sale Information and the Prospectus fairly present, in all material respects, the information required to be stated therein in accordance with IFRS; and the other financial and statistical information and data set forth in the Registration Statement (and any amendment or supplement thereto), the Time of Sale Information and the Prospectus are, in all material respects, accurately presented and prepared on a basis consistent with the books and records of the Bank and its subsidiaries; and any pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus have been prepared in accordance with the applicable requirements of the Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement, the Time of Sale Information and the Prospectus;

(k) (i) the form of the Notes has been duly authorized and established in conformity with the provisions of the Indenture and, when the Notes have been executed and authenticated in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, the Notes will constitute valid and legally binding obligations of the Bank, enforceable in accordance with its terms against the Bank, (ii) the Base Indenture has been duly authorized and duly qualified under the Trust Indenture Act, and, when duly executed and delivered by the Bank and, assuming due authorization, execution and delivery thereof by the Trustees, will constitute the valid and legally binding instrument of the Bank, enforceable in accordance with its terms against the Bank, and (iii) the First Supplemental Indenture has been duly authorized and duly qualified under the Trust Indenture Act, and, when duly executed and delivered by the Bank and, assuming due authorization, execution and delivery thereof by the Trustees, will constitute the valid and legally binding instrument of the Bank, enforceable in accordance with its terms against the Bank, subject, in the case of each of clauses (i), (ii) and (iii) as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, to general equity principles and to an implied covenant of good faith and fair dealing; and the Indenture and the Notes will conform to the descriptions thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus in all material respects;

(l) the Common Shares into which the Notes may be converted upon the occurrence of a Trigger Event have been duly authorized and reserved for issuance and conform to the descriptions thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus in all material respects, and when issued and delivered upon the conversion of the Notes, such Common Shares will be validly issued, fully paid and non-assessable;

(m) the execution and delivery of this Agreement, the creation and issue of the Notes and the sale of the Notes and the issuance of the Common Shares into which the Notes may be converted upon the occurrence of a Trigger Event and the consummation of the transactions contemplated by this Agreement will not contravene any material contract, material indenture or other material agreement to which the Bank is bound, nor will such action result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Bank, nor will such action result in any material violation of the provisions of the Bank Act (Canada) or by-laws of the Bank or any law, administrative regulation or administrative or court order or decree of Canada or any political subdivision thereof or any applicable United States federal or New York State law, rule, regulation, judgment, order or decree of any United States federal or New York State government, governmental body or court having jurisdiction over it;

(n) no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the issue, offer and sale of the Notes by the Bank to the Underwriters in accordance with this Agreement or the Indenture, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as have been obtained under the Act and the Trust Indenture Act, (ii) as may be required under any applicable U.S. Federal or state securities law or any applicable Canadian securities laws in connection with the purchase and distribution of the Notes by the Underwriters and (iii) as may be required by the Office of the Superintendent of Financial Institutions (Canada) or any successor thereto;

(o) there has not occurred any material adverse change in the financial condition, earnings, business or operations of the Bank and its subsidiaries, taken as a whole, from that set forth in the Prospectus as amended or supplemented (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement);

(p) there are no legal or governmental actions, suits or proceedings known to be pending or threatened to which the Bank or any of its subsidiaries is a party or to which any of the properties of the Bank or any of its subsidiaries is subject that are required to be described in the Registration Statement, the Time of Sale Information or the Prospectus as amended or supplemented and are not so described;

(q) at the earliest time after the filing of the Registration Statement that the Bank or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Notes, and at the time of signing of this Agreement, the Bank was not an “ineligible issuer” as defined in Rule 405 under the Act;

(r) none of the Bank or any of its subsidiaries nor, to the knowledge of the Bank, any director, officer, agent or employee of the Bank or any of its subsidiaries is aware of or has taken any action, directly or, to the knowledge of the Bank, indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices

Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any similar law or regulation of any other jurisdiction, in each case to the extent applicable, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any similar law or regulation of any other jurisdiction, in each case to the extent applicable; and the Bank and its subsidiaries have conducted their businesses in material compliance with the FCPA or any similar law or regulation of any other jurisdiction, in each case to the extent applicable and the Bank has instituted and maintains, and has caused its subsidiaries to institute and maintain, policies and procedures designed to provide reasonable assurance of continued compliance therewith;

(s) the operations of the Bank and its subsidiaries are conducted in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency, including without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Bank or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Bank, threatened; and

(t) none of the Bank or any of its subsidiaries or, to the knowledge of the Bank, any director, officer or employee of the Bank or any of its subsidiaries is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any other Canadian, U.S., EU, United Nations or UK economic sanctions (“Sanctions Target”) nor is the Bank located, organized or resident in a country or territory that is a Sanctions Target; and the Bank will not directly or, to the knowledge of the Bank, indirectly use the proceeds of any offering of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity identified on a list established under Section 83.05 of the Criminal Code (Canada) or in any orders or regulations promulgated under the United Nations Act (Canada), the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada) or any other then-current Sanctions Target.

2. Representations and Warranties of the Underwriters. Each Underwriter also represents, and warrants to, and agrees with, the Bank, as follows, provided, however that the representations, warranties and agreements contained in Sections 2(d) and (e) are made solely by TD Securities:

(a) it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells Notes or possesses or distributes the Preliminary Prospectus or the Prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales;

(b) it will comply in all material respects with any selling restrictions set forth in the Prospectus Supplement under the caption “Underwriting (Conflicts of Interest)—Selling Restrictions”;

(c) it will not offer or sell any Notes acquired pursuant to this Agreement, directly or indirectly, in Canada or to any resident of Canada without the consent of the Bank;

(d) any offer or sale of the Notes purchased by it hereunder in Canada or to any resident of Canada shall be effected on a private placement basis in accordance with applicable exemptions under the applicable securities laws in the relevant jurisdiction, including that such Underwriter (i) not offer or sell the Notes purchased by it hereunder in Canada except in the Provinces of Ontario, British Columbia, Alberta and Quebec (collectively, the “Qualifying Provinces”) and in each case will only do so in accordance with applicable securities laws in the relevant Qualifying Province; (ii) with respect to the Qualifying Provinces, represent and agree that (A) it has not offered, sold, distributed or delivered, and that such Underwriter will not offer, sell, distribute or deliver, any Notes purchased by it hereunder, directly or indirectly in the Qualifying Provinces or to any person that is resident in any Qualifying Province for the purposes of securities laws applicable therein (including any corporation or other entity organized under the laws of any jurisdiction in Canada), except to persons who are “accredited investors” as defined under National Instrument 45-106 – Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable, under the “accredited investor exemption” as defined in NI 45-106 (provided that, if any purchasers under such “accredited investor exemption” are individuals, the Underwriter will have obtained from the purchaser a signed risk acknowledgement in the form required by NI 45-106); (B) it will not distribute or deliver the Prospectus or Prospectus Supplement or any other offering material relating to the Notes purchased by it hereunder, in the Qualifying Provinces in contravention of the securities laws or regulations of the Qualifying Provinces; and (C) that it will deliver to any purchaser who purchases from it any Notes purchased by it hereunder a notice stating that, by purchasing such Notes, such purchaser represents and agrees that it has not offered or sold, and until forty (40) days after any closing date, will not offer or sell, directly or indirectly, any of such Notes in Canada or to, or for the benefit of, any resident thereof, except pursuant to available exemptions from applicable Canadian provincial or territorial securities laws and will deliver to any other purchaser to whom it sells any of such Notes a notice containing substantially the same statement as in this sentence;

(e) it has taken or will take reasonable steps to confirm that each purchaser of Notes in the Qualifying Provinces meets the terms and conditions of the “accredited investor exemption” as defined in NI 45-106, obtain, as necessary, and retain relevant information and documentation to evidence the steps taken to verify compliance with the exemption and provide to the Bank forthwith upon request all such information or documentation as the Bank may reasonably request for the purpose of complying with a request from a securities regulator in the Qualifying Provinces (including identifying whether the purchaser is purchasing for its own account and what category of “accredited investor” the purchaser falls under); and

(f) it will include provisions comparable to the provisions in Section 2(c), and in the case of TD Securities, Sections 2(d) and (e), in any sub-underwriting, banking group or selling group agreement or similar arrangement with respect to any Notes that may be entered into by such Underwriter.

3. Agreement to Sell and Purchase. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Bank agrees to issue and sell to the Underwriters, and each of the Underwriters agrees to purchase from the Bank, the aggregate principal amount of the Notes set forth opposite such Underwriter’s name on Schedule I at the purchase price set forth on Schedule I.

4. Payment and Delivery.

(a) The purchase and sale of the Notes shall be made at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, on September 15, 2016 (the “Closing Date”), by delivery to or for the account of the Underwriters of the Notes registered in such names and in such denominations as the Underwriters shall request in writing not later than one full business day prior to the Closing Date, against payment by the Underwriters to the Bank of the purchase price therefor in lawful money of the United States of America by electronic funds transfer. The place of closing for the Notes and the Closing Date may be varied by agreement between the Underwriters and the Bank. Delivery of the Notes shall be made through the facilities of The Depository Trust Company unless the Underwriters shall otherwise instruct and agree to with the Bank.

(b) The time and date of delivery of and payment for the Notes to be purchased from the Bank by the Underwriters is referred to herein as a “Time of Delivery.”

(c) At the Time of Delivery, the Bank shall pay the Underwriters a fee (the “Underwriters’ Fee”) equal to 0.450% of the aggregate principal amount of the Notes. The parties agree that the Underwriters shall set off the Underwriters’ Fee against a portion of the purchase price payable to the Bank in an amount equal to the Underwriters’ Fee and payment by the Underwriters to the Bank in accordance with Section 4(a) of the purchase price net of the Underwriters’ Fee shall be full satisfaction of the Underwriters’ obligation to pay the purchase price for the Notes and of the Bank’s obligation to pay the Underwriters’ Fee.

5. Certain Agreements of the Bank. The Bank agrees with each Underwriter:

(i) (i) that the Bank will file the Preliminary Prospectus and the Prospectus, each as amended and supplemented in a form approved by the Representatives, with the Commission within the time periods specified by the Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Act and will file all reports and other information required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, within the time period set forth in the Exchange Act, subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or, in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Notes;

(ii) to make no amendment or supplement to the Registration Statement, the Basic Prospectus, the Time of Sale Information or the Prospectus (A) except as required by law (including reports and other documents required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act), after the date of this Agreement and prior to the Time of Delivery if such amendment or supplement is reasonably objected to by the Representatives promptly after reasonable notice thereof or (B) during the period beginning on the Closing Date and continuing for as long as may be required under applicable law, except as required by law (including reports and other documents required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act), in the reasonable judgment of TD Securities after consultation with the Bank, in order to offer and sell any Notes in Secondary Market Transactions as contemplated by the Prospectus (the “Secondary Transactions Period”), which shall be disapproved by TD Securities promptly after reasonable notice thereof;

(iii) that before preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, the Bank will deliver to the Underwriters a copy of the proposed Issuer Free Writing Prospectus for review and, except as required by law, will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus to which the Representatives reasonably object;

(iv) to prepare a final term sheet with respect to the Notes in a form previously approved by the Representatives and to file such final term sheet (or components thereof, as the case may be) with the Commission within such time as may be required by the Act;

(v) notwithstanding anything in this Agreement to the contrary, for so long as the delivery of a prospectus is required in connection with the offering or sale of the Notes (including, in the case of TD Securities, in any Secondary Market Transactions during the Secondary Transactions Period), to advise the Underwriters (with confirmation in writing), promptly after it receives notice thereof, of (a) the time when any amendment to the Registration Statement, the Preliminary Prospectus or the Prospectus has been filed or becomes effective or any supplement to the Preliminary Prospectus, the Prospectus or any amendment thereof, or any Issuer Free Writing Prospectus has been filed with the Commission, in each case if not available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), (b) the issuance by the Commission of any stop order or of any order preventing or suspending the effectiveness or the use of any prospectus relating to the Notes or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act, (c) the suspension of the qualification of the Notes for offering or sale in any jurisdiction, (d) the initiation or threatening of any proceeding for any such purpose, or (e) other than in each case with respect to any report filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, any request by the Commission for the amending or supplementing of the Registration Statement, the Preliminary Prospectus or the Prospectus or for additional information relating to the Notes, the Registration Statement, the Preliminary Prospectus or the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; and

(vi) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Preliminary Prospectus or the Prospectus relating to the Notes or suspending any such qualification (or if any such action is known to be pending), to use promptly its reasonable best efforts to obtain its withdrawal (or prevent its issuance).

(b) from time to time to take such action as the Representatives may reasonably request to qualify the Notes for offering and sale under the securities laws of such states of the United States of America as the Representatives may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes (including, in the case of TD Securities, in any Secondary Market Transactions during the Secondary Transactions Period), provided that in connection therewith the Bank shall not be required to file a prospectus or equivalent document or to qualify as a foreign corporation or to subject itself to taxation as doing business or to file a general consent to service of process in any jurisdiction;

(i) (i) during the Prospectus Delivery Period (as defined below), to deliver the Underwriters with copies of the Prospectus as amended or supplemented and of each Issuer Free Writing Prospectus in such quantities as the Underwriters may reasonably request; as used herein, the term “Prospectus Delivery Period” means such period of time within which a prospectus relating to the Notes is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) in connection with sales of the Notes by the Underwriters or any dealer;

(ii) if at any time prior to the Time of Delivery any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a Material Fact or omit to state any

Material Fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or it is necessary to amend or supplement the Time of Sale Information to comply with law, the Bank will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (a) above, file with the Commission (to the extent required) an amendment or supplement to the Time of Sale Information that will correct such statement or omission or effect such compliance and deliver without charge to the Underwriters and to such dealers as the Underwriters may designate as many copies as it may reasonably request of such amendment or supplement;

(iii) if at any time after the Time of Delivery any Underwriter continues to own Notes purchased from the Bank or any Underwriter is otherwise required to deliver a prospectus in respect of transactions in the Notes (including, in the case of TD Securities, in any Secondary Market Transactions during the Secondary Transactions Period), and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a Material Fact or omit to state any Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or it shall be necessary during such same period to amend or supplement the Prospectus to comply with law, to promptly notify the Underwriters thereof and, upon the request of the Underwriters, to prepare and, subject to paragraph (a) above, file with the Commission (to the extent required) an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance and deliver without charge to the Underwriters and to such dealers as the Underwriters may designate as many copies as it may from time to time during such period reasonably request of such amendment or supplement; provided, however, that the Bank may elect, upon notice to TD Securities, not to comply with this paragraph (iii) with respect to any Secondary Market Transaction, but only for a period or periods that the Bank reasonably determines are necessary in order to avoid premature disclosure of material, non-public information, unless, notwithstanding such election, such disclosure would otherwise be required under this Agreement. Upon receipt of any such notice, TD Securities shall cease using the Prospectus or any amendment or supplement thereto in connection with Secondary Market Transactions until it receives notice from the Bank that it may resume using such document (or such document as it may be amended or supplemented);

(d) if not available on EDGAR, the Bank will make generally available to its security holders and the Underwriters as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Bank occurring after the “effective date” (as defined in Rule 158) of the Registration Statement;

(e) so long as any Notes are outstanding, if not available on EDGAR, to deliver to the Underwriters copies of all reports or other communications (financial or other) delivered to stockholders generally, and to deliver to the Underwriters as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Bank is listed;

(f) that from the date of this Agreement and continuing to and including the Time of Delivery, the Bank will not, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities of the Bank which are substantially similar to the Notes except pursuant to this Agreement, or except in an offering of Notes that is not and is not required to be registered under the Act (other than in Secondary Market Transactions);

(g) the Bank acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s-length contractual counterparty to the Bank with respect to the offering of the Notes contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to the Bank or any other person; additionally, the Underwriters are not advising the Bank or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction; the Bank shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Bank with respect thereto; any review by the Underwriters of the Bank, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Bank; and

(h) to use its commercially reasonable efforts to list, within 30 days from the Closing Date, subject to notice of issuance if applicable, the Common Shares into which the Notes may be converted upon the occurrence of a Trigger Event, on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”). The Bank will use its commercially reasonable efforts to maintain the listing of such Common Shares on the TSX and the NYSE.

6. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees as follows, provided however that the covenant and agreement contained in Section 6(d) hereof is made solely by TD Securities:

(a) it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus,” as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Bank and not incorporated by reference into the Registration Statement and any press release issued by the Bank) other than (i) a free writing prospectus not required to be filed by the Bank with the Commission or retained by the Bank under Rule 433 under the Act, (ii) any Issuer Free Writing Prospectus listed on Schedule II hereto or other agreement in respect of the offering of Notes in the form of Schedule II hereto or prepared pursuant to Section 5(a) hereof or (iii) any free writing prospectus prepared by the Underwriters and approved by the Bank in advance in writing;

(b) it has not and will not distribute any free writing prospectus referred to in clause (a)(i) above in a manner reasonably designed to lead to its broad unrestricted dissemination;

(c) it has not and will not, without the prior written consent of the Bank, use any free writing prospectus that contains the final terms of the Notes unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that the Underwriters may use a term sheet substantially in the form of Schedule III hereto, and a Bloomberg term sheet that contains some or all of the information in Schedule III hereto, without the consent of the Bank; provided further that the Underwriters using such agreed term sheet shall notify the Bank, and provide a copy of such term sheet to the Bank, prior to, or substantially concurrently with, the first use of such term sheet;

(d) it will file or cause to be filed, in accordance with the requirements of NI 45-106, applicable private placement notices in connection with exempt sales of the Notes in the Qualifying Provinces;

(e) it will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Act; and

(f) it is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Bank if any such proceeding against it is initiated during the Prospectus Delivery Period).

7. Payment of Certain Expenses. The Bank covenants and agrees with the Underwriters that the Bank will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Bank’s counsel and accountants in connection with the registration of the Notes under the Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and all other amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters; (ii) the cost of printing or producing this Agreement, the Indenture, any blue sky memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Notes; (iii) all expenses in connection with the qualification of the Notes for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with any blue sky memorandum; (iv) any fees charged by securities rating services for rating the Notes; (v) any filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Notes; (vi) the cost of preparing the Notes; (vii) the fees and expenses of the Trustees and any agent of the Trustees and any transfer or paying agent of the Bank and the fees and disbursements of counsel for the Trustees or such agent in connection with the Indenture and the Notes; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Notes by them, and any advertising expenses connected with any offers they may make.

8. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase Notes from the Bank pursuant to this Agreement shall be subject, in the Underwriters’ discretion, to the condition that all representations and warranties and other statements of the Bank herein are true and correct at and as of the Time of Delivery; the condition that prior to the Time of Delivery, the Bank shall have performed all of its obligations hereunder theretofore to be performed; and the following additional conditions:

(a) (i) The Registration Statement (or if a post-effective amendment thereto is required to be filed under the Act, such post-effective amendment) shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 5(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives; (ii) there shall not have occurred any downgrading in the rating accorded any debt securities of the Bank by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or any public announcement by either such organization of an intended or potential downgrading; and (iii) there shall have been no material adverse change in the financial condition, earnings, business or operations of the Bank and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (exclusive of any amendments or supplements thereto prior to the Time of Delivery), which, in the reasonable judgment of the Representatives, makes it impracticable to proceed with the solicitation by the Underwriters of offers to purchase Notes from the Bank or the purchase by the Underwriters of Notes from the Bank, as the case may be, on the terms and in the manner contemplated in this Agreement, Registration Statement, the Time of Sale Information and the Prospectus as first amended or supplemented relating to the Notes to be delivered at the applicable Time of Delivery.

(b) McCarthy Tétrault LLP, Canadian counsel for the Bank, shall have delivered to the Underwriters their written opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives and counsel for the Underwriters.

(c) Simpson Thacher & Bartlett LLP, United States counsel for the Bank, shall have delivered to the Underwriters their written opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives and counsel for the Underwriters.

(d) Morrison & Foerster LLP, counsel for the Underwriters, shall have delivered to the Underwriters their written opinions, dated the Closing Date.

(e) On the date hereof and on the Closing Date, the Underwriters shall have received, in form and substance reasonably satisfactory to the Representatives and counsel for the Underwriters, from Ernst & Young LLP, independent public accountants, constituting statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus.

(f) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE or the TSX; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a general moratorium on commercial banking activities in The City of New York or the City of Toronto, declared by either United States federal, New York State, Canadian federal or Ontario provincial authorities, as the case may be; or (iv) an outbreak or escalation of hostilities or other calamity or crisis having an adverse effect on the financial markets of the United States of America, which, in the reasonable judgment of the Representatives makes it impracticable to proceed with the solicitation of offers to purchase Notes or the purchase of the Notes from the Bank pursuant to this Agreement or otherwise, as the case may be, on the terms and in the manner contemplated in the Prospectus as first amended or supplemented relating to the Notes to be delivered at the applicable Time of Delivery.

(g) The Bank shall have delivered or caused to be delivered to the Underwriters a certificate signed by an authorized officer (with a title of “Associate Vice President” or higher) of the Bank dated the Time of Delivery to the effect set forth in Section 8(a)(i), (ii) and (iii) hereof and to the effect that the representations and warranties of the Bank contained in this Agreement are true and correct as of the Time of Delivery, and that the Bank has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or prior to the Time of Delivery.

9. Indemnification and Contribution.

(a) The Bank agrees to indemnify and hold harmless the Underwriters, their respective affiliates, directors and officers and each person, if any, who controls the Underwriters within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a Material Fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus as amended or supplemented or any amendment or supplement thereto, any Issuer Free Writing Prospectus or Time of Sale Information or caused by any omission or alleged omission to state therein a Material Fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except with respect to the Underwriters insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon the Underwriter Information. The indemnity agreement set forth in this Section 9(a) shall be in addition to any liabilities that the Bank may otherwise have.

(b) The Underwriters agree, severally and not jointly, to indemnify and hold harmless the Bank, its directors, its officers, its authorized representative or representatives in the United States, and each person, if any, who controls the Bank within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Bank to the Underwriters, but only with reference to the Underwriter Information. The Bank hereby acknowledges that the only Underwriter Information consists of (i) written information furnished to the Bank by any Underwriter expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus as amended or supplemented or any amendment or supplement thereto, any Issuer Free Writing Prospectus or Time of Sale Information, (ii) the name of any Underwriter in any of such documents and (iii) the statements set forth under the third sentence of the fifth paragraph, the sixth paragraph and the eighth paragraph under the heading “Underwriting (Conflicts of Interest)” in the Prospectus Supplement and the Preliminary Prospectus. The indemnity agreement set forth in this Section 9(b) shall be in addition to any liabilities that the Underwriters may otherwise have.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure to notify promptly the indemnifying party will not relieve it from liability unless and to the extent that such failure results in the forfeiture by the indemnifying party of substantial rights or defenses. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Underwriters in the case of parties indemnified pursuant to Section 9(a) and by the Bank in the case of parties indemnified pursuant to Section 9(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is an actual or potential party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in Sections 9(a) and 9(b) hereof is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under either such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Bank on the one hand, and the Underwriters on the other, from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Bank on the one hand, and of the Underwriters on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Bank on the one hand, and the Underwriters on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Bank bear to the total underwriting commission received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus as amended or supplemented. The relative fault of the Bank and of the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a Material Fact or the omission or alleged omission to state a Material Fact relates to information supplied by the Bank or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Bank and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, the Underwriters shall not be required to contribute any amount in excess of the underwriting commissions received by the Underwriters in connection with the Notes sold by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Bank and the Underwriters, as set forth in Sections 1, 2, 7 and 9 hereof or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any (i) termination of this Agreement or (ii) investigation (or any statement as to the results thereof) made by or on behalf of the Underwriters or any controlling person of any Underwriter, or the Bank, or any officer or director or controlling person of the Bank, and shall survive delivery of and payment for any of the Notes.

11. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the address of TD Securities (USA) LLC, 31 West 52nd Street, New York, New York 10019, Attention: Global Debt Capital Markets – Syndicate Desk, Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department, Facsimile: (212) 902-9316, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, Facsimile: (212) 834-4533 and Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, Facsimile: (704) 410-0326; and if to the Bank shall be delivered to the address of the Bank set forth in the Registration Statement: Attention: General Counsel. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

12. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies its clients, including the Bank, which information may include the name and address of its clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

13. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 13 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Bank for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Bank. In any such case either the Representatives or the Bank shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, the Time of Sale Information or the Prospectus, as amended or supplemented, if applicable, or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Bank to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Bank shall be unable to perform its obligations under this Agreement, the Bank will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

14. Successors. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters and the Bank, and to the extent provided in Sections 9 and 10 hereof, the officers and directors of the Bank and each person who controls the Underwriters or the Bank, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Notes through or from the Underwriters hereunder shall be deemed a successor or assign by reason merely of such purchase.

15. Jurisdiction. The Bank irrevocably (i) agrees that any legal suit, action or proceeding against the Bank brought by the Underwriters or by any person who controls any of the Underwriters arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may lawfully do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the jurisdiction of such courts in any such suit, action or proceeding. The Bank irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby that is instituted in any New York Court. The Bank has appointed Mr. Glenn Gibson, The Toronto-Dominion Bank, 31 West 52nd Street,

New York, New York 10019-6101, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby that may be instituted in any New York Court by the Underwriters or by any person who controls any Underwriter, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. The Bank represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Bank shall be deemed, in every respect, effective service of process upon the Bank.

16. Business Day. Time shall be of the essence in this Agreement. As used herein, “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the applicable Underwriters could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligation of the Bank with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Bank agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Bank an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriters or controlling person hereunder.

18. Additional Amounts. The amounts to be paid by the Bank hereunder shall be paid in U.S. dollars without withholding or deduction for or on account of any present or future taxes, duties or governmental charges under the laws of Canada or any subdivision thereof unless the Bank is compelled by law or the administration thereof to deduct or withhold such taxes, duties or charges. In such an event, the Bank shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amount that would have been received if no withholding or deduction had been made; provided, however, that no such additional amounts shall be paid on account of any taxes, duties or charges (i) that are imposed due to a present or former connection of an Underwriter with Canada or any subdivision thereof other than the mere entering into of this Agreement or receipt of payments hereunder or (ii) that would not have been imposed but for the failure of an Underwriter to provide any form, certificate, document, or other information that would have reduced or eliminated such taxes, duties or other charges except where providing such form, certificate, document, or other information would subject such Underwriter to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Underwriter. In addition, if such taxes, duties or governmental charges ought to have been withheld and were not, then the Bank will indemnify the Underwriters against liability for such taxes, duties or governmental charges, together with any interest or penalties thereon.

19. Certain Taxes. The Bank will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issuance tax, including any interest and penalties, on the creation, issuance and sale of the Notes and on the authorization, performance, execution and delivery of this Agreement. The Bank also will indemnify and hold harmless the Underwriters for any goods and services or harmonized goods and services tax in respect of the payment of any amounts hereunder.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

21. Counterparts. This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, whereupon this letter and the acceptance by you thereof shall constitute a binding agreement between the Bank and you in accordance with its terms.

Very truly yours,

THE TORONTO-DOMINION BANK

By:	/s/ Christina Wang
	Name:	Christina Wang
	Title:	Associate Vice President, Treasury and
Balance Sheet Management

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof:

TD SECURITIES (USA) LLC GOLDMAN, SACHS & CO. J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC

Acting severally on behalf of themselves and the several Underwriters listed in Schedule I hereto

TD SECURITIES (USA) LLC

By:	/s/ Edward Arden
	Name:	Edward Arden
	Title:	Managing Director, Debt Capital Markets

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
	Name:	Adam Greene
	Title:	Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Stephen L. Sheiner
	Name:	Stephen L. Sheiner
	Title:	Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

[Signature Page to Underwriting Agreement]

Schedule I

Underwriters

Underwriter	Amount of the Notes
TD Securities (USA) LLC	$420,000,000
Goldman, Sachs & Co.	$420,000,000
J.P. Morgan Securities LLC	$420,000,000
Wells Fargo Securities, LLC	$150,000,000
Citigroup Global Markets Inc.	$30,000,000
Credit Suisse Securities (USA) LLC	$15,000,000
Lloyds Securities Inc.	$15,000,000
nabSecurities, LLC	$15,000,000
The Williams Capital Group, L.P.	$15,000,000

TOTAL	$1,500,000,000

Schedule II

a.	Time of Sale Information

The Free Writing Prospectuses that are to be included in the Time of Sale Information are as follows:

The term sheet attached as Schedule III hereto

b.	Pricing Information Provided Orally by the Underwriters

None

Schedule III

THE TORONTO-DOMINION BANK

US$1,500,000,000 3.625% NON-VIABILITY CONTINGENT CAPITAL

SUBORDINATED NOTES DUE 2031

PRICING TERM SHEET

DATED SEPTEMBER 8, 2016

Issuer:	The Toronto-Dominion Bank

Expected Issue Ratings:[1]	Moody’s Investors Service: [ ]
Standard & Poor’s: [ ]
DBRS Limited: [ ]

Format:	SEC-Registered

Principal Amount:	US$1,500,000,000

Issue Price:	99.825%

Pricing Date:	September 8, 2016

Issue Date: [2]	September 15, 2016 (T+5)

Maturity Date:	September 15, 2031

Reset Date:	September 15, 2026

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	Interest on the Notes at a rate of 3.625% per annum from and including Issue Date to but excluding the Reset Date

Reset Interest Rate:	On and after the Reset Date to but excluding Maturity Date, interest on the Notes will be payable at the 5-Year Mid-Swap Rate plus 2.205%.

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

“5-Year Mid-Swap Rate” means the 5-year semi-annual mid-swap rate as displayed on the Reset Screen Page on the Reset Interest Determination Date. In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate shall be the Reset Reference Bank Rate on the Reset Interest Determination Date.

“Reset Screen Page” means Reuters screen “ISDAFIX1” (or any successor page) as at 11:00 a.m. (New York time).

“Reset Interest Determination Date” means the day falling two business days prior to the Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5-Year Mid-Swap Rate Quotation provided by five leading swap dealers in the interbank market to the paying agent at approximately 11:00 a.m. (New York time), on the Reset Interest Determination Date. If at least three quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5-Year Mid Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5-Year Mid Swap Rate will be the quotation provided. If no quotations are provided, the 5-Year Mid-Swap Rate shall be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page.

“5-Year Mid-Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on a basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on the Reset Date, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate (calculated on basis of the actual number of days elapsed in a 360-day year).

Treasury Benchmark:	UST 1.50% due August 15, 2026

Treasury Benchmark Price:	99-04

Treasury Benchmark Yield:	1.596%

Re-offer Spread to Treasury Benchmark:	T + 205 basis points

Re-offer Spread to 10-Year Mid-Swap Rate:	10 Year Mid Swap Rate + 2.205%

Re-Offer Yield:	3.646%

Commissions:	0.450%

Net Proceeds:	US$1,490,625,000

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning March 15, 2017.

Day Count Fraction:	30 / 360

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Contingent Conversion:	Upon the occurrence of a Trigger Event (as defined below), each Note will be, and will be deemed, for all purposes, to be, automatically and immediately converted (a “Contingent Conversion”), on a full and permanent basis, without the consent of the holder thereof, into that number of fully-paid Common Shares determined by dividing (a) the product of the Multiplier multiplied by the Note Value, by (b) the Conversion Price. (Multiplier x Note Value) / Conversion Price = number of Common Shares into which each Note shall be converted.

In any case where the aggregate number of Common Shares to be issued to a holder of Notes pursuant to a Contingent Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

As promptly as practicable after the occurrence of a Trigger Event, the Bank shall announce the Contingent Conversion by way of a press release and shall give notice of the Contingent Conversion to the then registered holders of the Notes. From and after the Contingent Conversion, the Notes will cease to be outstanding, the holders of the Notes will cease to be entitled to interest on such Notes, including any accrued but unpaid interest as of the date of the Contingent Conversion, and any Notes will represent only the right to receive upon surrender of such Note the applicable number of Common Shares described above. A Contingent Conversion shall be mandatory and binding upon both the Bank and all holders of the Notes notwithstanding anything else including: (a) any prior action to or in furtherance of redeeming, exchanging or converting the Notes pursuant to the other terms and conditions of the Indenture; and (b) any delay in or impediment to the issuance or delivery of the Common Shares to the holders of the Notes. See “Risk Factors” in the Prospectus Supplement for a discussion of the circumstances that may result in a Trigger Event and the consequences of a Trigger Event to a holder of Notes.

The Floor Price is subject to adjustment in the event of: (a) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or similar distribution; (b) the subdivision, redivision or change of the Common Shares into a greater number of shares; or (c) the reduction, combination or consolidation of the Common Shares into a lesser number of shares.

No adjustment of the Floor Price will be made if the amount of such adjustment will be less than 1% of the Floor Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made will be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, will amount to at least 1% of the Floor Price.

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank shall take all necessary action to ensure that the holders of Notes receive, pursuant to a Contingent Conversion, after such event, the number of shares or other securities that the holders of Notes would have received if the Contingent Conversion occurred immediately prior to the record date for such event.

Notwithstanding any other provision of the Notes, a Contingent Conversion of such notes shall not be an event of default and the only consequence of a Trigger Event under the provisions of such notes will be the conversion of such notes into Common Shares.

To the extent the Notes are held in the form of global securities, such holder or beneficial owner authorizes, directs and requests The Depository Trust Company, any direct participant therein and any other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the Contingent Conversion without any further action or direction on the part of such holder or beneficial owner or the Trustees.

“Common Share Price” means the volume weighted average per share trading price of the Common Shares on the Toronto Stock Exchange (the “TSX”) for the 10 consecutive Trading Day period ending on the Trading Day immediately before the occurrence of a Trigger Event, or if the Common Shares are not then listed on the TSX, the principal stock exchange on which the Common Shares are then listed or quoted (being the stock exchange with the greatest volume of trading in the Common Shares during the previous six months), or if such shares are not listed or quoted on any stock exchange, or if no such trading prices are available, the Floor Price.

“Conversion Price” means the greater of the Common Share Price and the Floor Price.

“Floor Price” means C$5.00, as such price may be adjusted.

“Multiplier” means 1.5.

“Note Value” means the principal amount of the Note plus accrued and unpaid interest thereon as of the date of the Trigger Event, expressed in Canadian dollars. In determining the Note Value of any Note, the par value thereof and any accrued and unpaid interest thereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Note Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

“Trading Day” means, with respect to any stock exchange or market, a day on which shares may be traded through the facilities of that stock exchange or in that market.

Agreement with Respect to Principal and Interest Deemed Paid upon Contingent Conversion:	By acquiring any Note, each holder or beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably consents to the principal amount of the Note and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting Contingent Conversion, which occurrence and resulting Contingent Conversion shall occur without any further action on the part of such holder or beneficial owner or the trustees.

Trigger Event:	“Trigger Event” has the meaning set out in the Office of the Superintendent of Financial Institutions Canada (“OSFI”),Guideline for Capital Adequacy Requirements (CAR), Chapter 2 — Definition of Capital, effective December 2014, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

1.	The Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of all contingent instruments (including the Notes) and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

2.	The federal or a provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision in Canada or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

Ineligible Persons, Significant Shareholders and Ineligible Government Holders:	Upon a Contingent Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person (as defined below) or any person who, by virtue of the operation of the Contingent Conversion, would become a Significant Shareholder (as defined below) through the acquisition of Common Shares. In such circumstances, the Bank will hold, as agent for such persons, the Common Shares that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon a Contingent Conversion after deducting the costs of sale and any applicable withholding taxes. For the purposes of the foregoing:

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States of America to the extent that the issuance by the Bank or delivery by its transfer agent to that person, pursuant to a Contingent Conversion, of Common Shares would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank or delivery by its transfer agent to that person, pursuant to a Contingent Conversion, of Common Shares would cause the Bank to be in violation of any law to which the Bank is subject.

“Significant Shareholder” means any person who beneficially owns, directly or indirectly, through entities controlled by such person or persons associated with or acting jointly or in concert with such person (as determined in accordance with the Bank Act (Canada)), shares of any class of the Bank in excess of 10% of the total number of outstanding shares of that class in contravention of the Bank Act (Canada).

Events of Default:	An event of default will occur only if the Bank becomes insolvent or bankrupt or resolves to wind-up or liquidate or is ordered wound-up or liquidated. For greater certainty, a Trigger Event will not constitute an event of default.

Optional Redemption by the Issuer:	The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, from time to time, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, at any time (i) within 90 days following a Regulatory Event Date (as defined in the Prospectus), or (ii) following the occurrence of a Tax Event (as defined in the Prospectus), in each case, at par, together with accrued and unpaid interest to, but excluding, the date fixed for redemption

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, on the Reset Date, at par, together with accrued and unpaid interest to, but excluding, the Reset Date.

Use of Proceeds:	The proceeds from the offering will be added to the Bank’s general funds and the Notes will qualify as Tier 2 capital of the Bank for regulatory purposes.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

nabSecurities, LLC

The Williams Capital Group, L.P.

CUSIP / ISIN:	891160 MJ9 / US891160MJ94

Ranking:	In the absence of a Contingent Conversion, the Notes will be direct unsecured subordinated indebtedness of the Bank ranking equally and ratably with all other subordinated indebtedness of the Bank from time to time issued and outstanding.

Following a Contingent Conversion, holders of the Notes immediately prior to the Contingent Conversion will receive Common Shares in exchange for the Notes and such Common Shares will rank equally with all other common shares in relation to the Bank’s assets.

The Issuer has filed a registration statement (including a prospectus supplement and a base prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the prospectus supplement and the base prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, and Wells Fargo Securities, LLC at 1-800-645-3751.